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                                                                      EXHIBIT 21

Exhibit 21.  Subsidiaries of Registrant.

                  University Bank, a Michigan state chartered bank.

                  Midwest Loan Services, Inc., a Michigan Corporation
                           (80% owned by Bank)

                  Varsity Funding Services, L.L.C., a Michigan Limited Liability Company (99% owned by Bank and 1% owned by Company)

                  Varsity Mortgage, L.L.C., a Michigan Limited Liability Company (100% of the voting Interests owned by Bank and 100% of the non-voting Interests owned by three employees)

                  Arbor Street, L.L.C, a Michigan Limited Liability Company
                           (98% owned by Bank)

                  University Insurance & Investment Services, Inc., a Michigan
                           Corporation (100% owned by Bank)